FOURTH AMENDMENT TO THE
CUSTODY AGREEMENT

        THIS FOURTH AMENDMENT dated as of October 22, 2015, to the Custody Agreement, originally made and entered into as of October 23, 2009, as amended February 4, 2011, March 25, 2013 and October 24, 2013 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the “Trust”) on behalf of the CONVERGENCE FUNDS (the “Funds”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to add the Convergence Market Neutral Fund; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit C of the Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	U.S. BANK NATIONAL ASSOCIATION

By: /s/ John P. Buckel	By: /s/ Michael R. McVoy

Name: John P. Buckel	Name: Michael R. McVoy

Title: President	Title: Senior Vice President

Convergence

Amended Exhibit C
to the
Custody Agreement – Trust for Professional Managers

Fund Names

Name of Series
Convergence Core Plus Fund
Convergence Opportunities Fund
Convergence Market Neutral Fund

Convergence	2